EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of August 9, 2004 between PACIFIC DATAVISION, a California corporation (the “Company”) and JOHN C. PESCATORE (“Employee”).

In consideration of the mutual agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.	EMPLOYMENT

1.1    Position and Duties. The Company hereby employs Employee as its PRESIDENT & CHIEF EXECUTIVE OFFICER (“CEO”), and Employee accepts such employment, on the terms contained in this Agreement. In that capacity, Employee shall have, subject to the supervision and control of the Company’s Board of Directors, such power and duties as may be assigned to Employee from time-to-time by the Company’s Board of Directors. During the Employment Period (as defined below), Employee shall devote his attention and time, on a half-time basis, during normal business hours to the business and affairs of the Company commensurate with his position as CEO and, to the extent necessary to discharge the responsibilities assigned to him under this Agreement, shall use his best efforts to carry out such responsibilities faithfully and efficiently.

1.2    Other Activities. During the Employment Period, other than for those business activities already in progress as of the date of this Agreement AND provided that these business activities do not compete with the Company’s business or interfere with the Employee’s ability to perform his obligations under this Agreement, Employee shall not, without the prior written consent of the Board of Directors, (i) engage in business activities (whether or not for compensation) other than on behalf of the Company or its affiliates, whether as an agent, consultant, employee, officer, director or trustee, or (ii) make a personal investment in any company that competes with the business conducted by the Company (other than as a passive investor owning less than a 2% interest in an entity whose securities are regularly traded in a public market). In addition to and without limiting the foregoing, during the Employment Period and for a period of two (2) years thereafter, Employee shall not, without the prior written consent of the Board of Directors, manage, operate, participate in, be employed by, act as, perform consulting services for or otherwise be connected in any manner with any person, firm, corporation or enterprise which is at the time engaged in a business which is directly or indirectly in competition with the business of the Company or any of its affiliates.

1.3    Office Location. The Company’s offices where Employee shall render his services (except for travel from time to time on Company business) shall be in the greater Northern New Jersey area.

2.	COMPENSATION AND BENEFITS

2.1    Base Salary. Employee’s base salary during the Employment Period shall be $200,000 per year, which shall be paid in arrears in equal semi-monthly installments, net of all withholdings therefrom required under United States, state and local laws and any other applicable withholdings (such as, but not limited to, Employee’s portion of medical and dental insurance premiums, if applicable). During the Employment Period, the base salary shall be reviewed by the Board of Directors for increase at least annually; provided, however, that any such increase shall be at the sole discretion of the Board of Directors. Any increase in the base salary shall not limit or reduce any other obligation of the Company under this Agreement.

2.2    Vacation and Holidays. Employee shall be entitled to a paid vacation and such other paid holidays and paid time off as shall be in accordance with standard Company policies from time to time. In addition, Employee shall be entitled to up to two weeks unpaid vacation to be taken at such times with the Company’s approval as shall not significantly interfere with the Company’s business or operations.

2.3    Fringe Benefits. During the Employment Period, the Company at its expense shall provide Employee with all fringe benefits made available by the Company to its other employees, subject to Employee’s satisfaction of any applicable eligibility requirements Employee shall cooperate with the Company (including submitting to any required physical examination) in connection with its obtaining any additional key man or other life insurance coverage on Employee.

2.4    Business Expenses. The Company shall pay or reimburse Employee for all travel, entertainment, promotional and similar expenditures reasonably incurred by Employee in accordance with Company’s then-current travel and out-of-pocket expense policies in the performance of Employee’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly to the CHAIRMAN OF THE BOARD OF THE COMPANY for approval with appropriate supporting documentation in accordance with Company’s policies.

3. TERM AND TERMINATION

3.1    Term and Renewal. Employee shall be employed by Company under this Agreement from the date hereof through August 8, 2006 (the “Employment Period”), unless earlier terminated pursuant to Section 3.2; provided, however, that the Employment Period shall be automatically extended for an additional year beyond the current Employment Period upon the terms and conditions set forth herein, unless either party gives the other party written notice at least one (1) year prior to the end of the Employment Period. For purposes of this Agreement, references to the “Employment Period” shall include the original term and any extension thereof.

3.2    Termination of Employment.

(a)    Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. The Company shall be entitled to terminate Employee’s employment at any time for “Disability,” which shall mean Employee is unable to perform the essential functions of Employee’s position under this Agreement with or without reasonable accommodation. Termination of Employee’s employment by the Company for Disability in accordance with this Section shall be communicated to Employee by notice, and shall become effective 30 days thereafter, unless Employee becomes able to perform the essential functions of his position with or without reasonable accommodation before the effective date of such termination. In the event of termination pursuant to this subsection, the Company shall pay Employee’s base salary then in effect through the effective date of termination.

(b)    By the Company for Cause. The Company may terminate Employee’s employment under this Agreement at any time for Cause. “Cause” means: (i) a material breach of any provision of this Agreement by Employee that Employee does not cure within 30 days after the Company delivers written demand to Employee specifying the breach to be cured, (ii) Employee’s persistent and willful neglect or willful breach of his duties under this Agreement, or refusal to early out the reasonable and proper written instructions of the Board of Directors provided Employee is given written notice of the foregoing and has 30 days thereafter to cure, (iii) Employee’s taking any intentional action designed to damage the interests of the Company or any of its affiliates; (iv) Employee’s conviction of a felony or any crime involving moral turpitude, or (v) any act of fraud, disloyalty, larceny, misappropriation of funds, embezzlement or any other act that is harmful, damaging or disparaging to the Company. Termination of employment by the Company for Cause shall be communicated by giving Employee written notice of termination, setting forth in reasonable detail the specific conduct of Employee that constitutes Cause and the specific provision(s) of this Agreement on which the Company relies. Termination for Cause shall be effective upon the giving of notice or, if Employee’s conduct is subject to cure, his failure to cure within the requisite 30 day time period, whichever occurs last. In the event of termination pursuant to this subsection, the Company shall pay Employee’s base salary then in effect through the effective date of termination.

(e)    By Employee for Good Reason. Employee may voluntarily terminate his employment for Good Reason. “Good Reason” means (i) any action taken by the Company that results in a significant diminution in Employee’s responsibilities, authority or status, other than an isolated and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from Employee; (ii) any change by the Company of the office location except as specified in Section 1.3 above; or (iii) any material failure by the Company to comply with any provision of Section 2 of this Agreement, other than an isolated and inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Employee. Termination of employment by Employee for Good Reason shall be communicated by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Employee relies. A termination of employment by the Employee for Good Reason shall be effective on the tenth business day following the date when the notice is given or, if the Company is permitted to remedy its action or failure, its failure to cure within the requisite time period, whichever occurs last. In the event of Employee’s termination for Good Reason pursuant to this subsection, the Company shall pay Employee a severance payment equal to twelve months of Employee’s base salary then in effect on the date of termination payable in a lump sum on the effective date of the termination unless (1) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is in the final year of the Employment Period, then the Company shall pay six months of Employee’s base salary then in effect on the date of termination payable in a lump sum on the effective date of the termination or (ii) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is beyond the final year of the Employment Period then the Company shall pay Employee his base salary then in effect through the effective date of termination.

(d)    By Company Without Cause. The Company may terminate Employee’s employment under this Agreement at any time without Cause. In the event of such termination without Cause pursuant to this subsection, the Company shall pay Employee a severance payment equal to twelve months of Employee’s base salary then in effect on the date of termination payable in a lump sum on the effective date of the termination unless (i) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is in the final year of the Employment Period, then the Company shall pay six months of Employee’s base salary then in effect on the date of termination payable in a lump sum on the effective date of the termination or (ii) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is beyond the final year of the Employment Period then the Company shall pay a lump sum payment in accordance with the Company’s then existing severance policy, but in no event less than two months of Employee’s base salary then in effect.

3.3    Survival. The covenants and obligations in Section 1.2 and Article 4 shall survive termination of Employee’s employment with the Company, regardless of who causes the termination and under what circumstances.

4.	PROPRIETARY INFORMATION

4.1    Proprietary Information. Employee understands that in the course of his employment by the Company, he has in the past and will in the future receive Proprietary Information (as defined below) concerning the businesses or operations of the Company, which the Company desires to protect. Employee acknowledges that the Company has invested money and resources in procuring, developing and/or maintaining its Proprietary Information, and that such Proprietary Information has substantial economic value to the Company and is considered by the Company to be confidential, proprietary, trade secret information. Employee agrees that, at all times during his employment and thereafter, he will hold in strictest confidence and will not disclose, use or publish any of the Proprietary Information, except as such disclosure, use or publication may be required in connection with his work for the Company, or unless the Board of Directors expressly authorizes in writing such disclosure, use or publication in advance. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that has been identified and maintained as confidential by the Company or reasonably should be understood by Employee to be confidential, including, without limitation, any (i) products, processes, techniques, know-how, designs, software, drawings, formulas, methods, developmental or experimental work, technical data, reports, research, trade secrets, ideas, inventions, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (ii) information regarding plans for research and development, new programs and products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, and information regarding suppliers and customers, including customer lists and files; and (iii) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, Employee is free, at all times, to use information which is generally known in the trade or industry, and which is not gained as a result of a breach of this Agreement (or breach of any other confidentiality agreement(s) with the Company or any third parties), or independently developed using his own general skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes to the extent it is not Proprietary Information or Third Party Information,

4.2    Third Party Information. Employee understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and at all times thereafter, Employee shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized in writing by the Board of Directors in advance. Notwithstanding the foregoing, Employee is free, at all times, to use information which is generally known in the trade or industry, and which is not gained as a result of a breach of this Agreement (or breach of any other confidentiality agreement(s) with the Company or any third parties), or independently developed using his own general skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes to the extent it is not Proprietary Information or Third Party Information,

4.3    Assignment of Inventions. Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company, without further compensation to Employee, all of his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during his employment by the Company. Employee also agrees to assign all of his right, title and interest in and to any particular Invention, developed at any time prior to two years after the termination date of the Employee and in the reasonable opinion of the Company, that it relates to the Company’s business to the Company or to a third party as directed by the Company, including without limitation the United States government or any of its agencies, as directed by the Company.

4.4    Disclosure of Inventions. During the Employment Period, Employee promptly shall disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by him, either alone or jointly with others. In addition, Employee shall promptly disclose to the Company all patent applications filed by him or on his behalf prior to termination of his employment with the Company. For a period of one (1) year following termination of his employment with the Company, Employee shall promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by him, either alone or jointly with others, and all patent applications (collectively, the “Materials”) filed by him or on his behalf, which Inventions or patent applications directly relate to the business of the Company at the time of termination or within three (3) years prior thereto. Employee shall assign all rights, title and interest in and to the Materials to the Company.

4.5    Works Made for Hire. Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C. § 101 et seq.), and are solely the property of the Company.

4.6    Maintenance of Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by him and all Inventions made by him during the Employment Period, which records shall be available to and remain the sole property of the Company at all times.

4.7    Access to Records. Upon termination of his employment with the Company, Employee shall deliver to the Company any and all drawings, notes, sketches, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information of the Company. Employee further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

4.8    Further Assurances. Whenever requested to do so by the Company, Employee promptly shall execute any and all applications, assignments and other instruments, and perform all such other acts, which the Company may deem necessary to apply for, obtain and maintain letters patent, copyrights or trademarks of the United States or any foreign cow-illy, or to otherwise perfect, maintain and protect the Company’s interest in all Inventions, Materials and other Proprietary Rights. These obligations shall survive any termination of this Agreement and any termination of Employee’s employment with the Company. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified above, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.9    Unfair Competition. The parties hereto acknowledge that certain activities of Employee after Employee leaves the employ of the Company, including but not limited to use of the Company’s customer lists, trade secrets or other Proprietary Information, or solicitation of the Company’s customers or employees, are deemed to be unfair competition under New York law. Accordingly, Employee, after leaving the employ of the Company, will not:

divulge or make personal use of Company’s Proprietary Information;

(a)    Employee, for a period of two (2) years, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationships with any of its customers by soliciting or encouraging others to solicit any of the Company’s customers for the purpose of diverting or taking away business from the Company; or

(b)    Employee, for a period of two (2) years, directly or indirectly, separately or in association with others, solicit or attempt to hire any of the Company’s employees, or cause others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

4.10 Equitable Remedies. Employee acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the trade secrets, Proprietary Rights and other Proprietary Information of the Company; (ii) because of the nature of the business in which Company is engaged and because of the nature of the Proprietary Information to which Employee has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event Employee breaches any of the covenants of this Article 4; and (iii) remedies at law (such as monetary damages) for any breach of Employee’s obligations under this Article 4 would be inadequate. Employee therefore agrees and consents that if Employee commits any breach under this Article 4 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

4.11 Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby consents to the notification of his new employer of Employee’s rights and obligations under this Agreement.

5.	MISCELLANEOUS

5.1    Amendment and Waiver. This Agreement shall not be amended except in a writing signed by Employee and approved by the Board of Directors of the Company. No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.

5.2    Notices. Any notice or communication required or permitted to be given under this Agreement shall be in writing (which may include telecopier or other similar form of reproduction followed by a mailed hard copy, but not electronic mail) and shall be deemed given when actually received or, if earlier, five days after deposit in the United States mail by certified or express mail, return receipt requested, postage prepaid or one business day after deposit with Federal Express, UPS, DHL, or other comparable delivery service for delivery by prepaid, overnight courier service, in each case addressed to party as set forth below or to such other address as such party may request by written notice:

The Company:	PACIFIC DATAVISION CIO Mr. John Pescatore 1515 Broad Street Bloomfield, NJ 07003

Fax: 973-771-0300

Employee:	Mr. John C. Pescatore

A party may change his or its address for purposes of this Section 5.2 by giving the other party written notice of the new address in the manner set forth above.

5.3    Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of New York, excluding any rules that would apply the law of another jurisdiction,

5.4    Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior negotiations, representations or agreements between you and the Company with regard to the subject matter hereof. Employee matters that are not specifically addressed in this Agreement shall be covered by the Company’s standard employee policies as the same are in effect from time to time.

5.5    Construction. Article, Section and subsection titles and captions contained in this Agreement are inserted as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions. Unless otherwise stated, any reference contained in this Agreement to an Article, Section or subsection refers to the provisions of this Agreement.

5.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.7    Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

5.8    Dispute Resolution. Any controversy between the parties arising out of, or relating in any manner to, this Agreement, shall on the written request of a party delivered to the other, be submitted to final and binding arbitration. Such arbitration shall be conducted by the American Arbitration Association in a mutually agreed venue, in accordance with it rules governing arbitration of commercial disputes in effect at the time, There shall be one arbitrator who shall have full authority to grant all forms of relief including prejudgment remedies and equitable relief. All orders and awards of the arbitrator shall be enforceable by any court having jurisdiction. The prevailing party in the arbitration shall have the right to recover costs and reasonable attorney’s fees.

5.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable,

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first referenced above,

“COMPANY”

PACIFIC DATAVISION

By:	/s/ Brian McAuley

EMPLOYEE

/s/ John Pescatore

John Pescatore